LAZARD APPOINTS DAN SCHULMAN AS LEAD INDEPENDENT DIRECTOR AND PETER R. ORSZAG AS CHAIRMAN OF THE BOARD
Kenneth M. Jacobs Becomes Senior Chairman of the Firm
Richard D. Parsons Honored for Board Service

NEW YORK, November 25, 2024 – Lazard, Inc. (NYSE: LAZ) today announced that Dan Schulman, Board Member, has been appointed Lead Independent Director to succeed Richard D. Parsons, who remains on the Board, and that Peter R. Orszag, Lazard CEO and Board Member, has been appointed Chairman of the Board, effective January 1, 2025.

Kenneth M. Jacobs, Executive Chairman and Board Member, will become Senior Chairman of the Firm and Senior Advisor to the Board, and relinquish his board seat effective December 31, 2024. In his role as Senior Chairman, Mr. Jacobs will continue to advise many of the firm’s most important clients and relationships globally.

These transitions represent a successful, multi-year succession planning process across Board and senior leadership at the firm.

“It is a privilege to take on the role of Lead Independent Director and help guide Lazard into its next phase of growth,” said Mr. Schulman. “Peter has set forth an ambitious agenda, and it is increasingly clear that the firm is at an inflection point. On behalf of the Board, we thank Dick and Ken for their service, and I look forward to continuing to build and strengthen the firm for future success.”

“I am honored to serve as Chairman and CEO of Lazard, working with Dan, our Board, senior leadership, and our entire team to achieve our long-term vision for Lazard 2030,” said Mr. Orszag. “I am grateful for Dick’s dedication over the years and Ken’s contribution to our business over the past year while serving as Executive Chairman. It is a privilege to support our clients, shareholders, and colleagues as a steward of Lazard’s distinguished legacy.”

“As Executive Chairman of the Board over the past year and now Senior Chairman of the Firm, I have had the opportunity to return to what attracted me to this business in the first place, which is advising clients,” said Mr. Jacobs. “The firm is well positioned for success under Peter’s expanded leadership. I would like to thank Dick for his wisdom and advice to me over the years, and for his service as a Board Member, and I congratulate Dan on his new role as Lead Independent Director.”

Mr. Orszag became Lazard CEO on October 1, 2023, after joining the firm in 2016 and serving as its CEO of Financial Advisory, Head of North American Mergers & Acquisitions, and Global Co-Head of Healthcare. Prior to that, he served as the Director of the Office of Management and Budget in the Obama Administration, and before that as the Director of the Congressional Budget Office.

Mr. Schulman joined Lazard as a Board member on February 1, 2024. He also serves on the boards of Cisco Systems and Verizon Communications, and prior management roles include CEO of PayPal,

Group President at American Express, President at Sprint Nextel Corporation, founding CEO of Virgin Mobile USA, President and CEO of Priceline Group, and a series of positions at AT&T including President of the Consumer Markets Division.

Mr. Jacobs joined Lazard in 1988, and over the past 36 years, he has led numerous landmark transactions for clients across the firm. Most recently, as Executive Chairman, he devoted his focus to advising clients on strategic and financial matters. Mr. Jacobs served as Chairman and Chief Executive Officer of Lazard from November 2009 to September 2023.

About Lazard
Founded in 1848, Lazard is one of the world's preeminent financial advisory and asset management firms, with operations in North and South America, Europe, the Middle East, Asia, and Australia. Lazard provides advice on mergers and acquisitions, capital markets and capital solutions, restructuring and liability management, geopolitics, and other strategic matters, as well as asset management and investment solutions to institutions, corporations, governments, partnerships, family offices, and high net worth individuals. For more information, please visit www.lazard.com.

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Media Relations Shannon Houston +1 212-632-6880 shannon.houston@lazard.com Jessica Francisco +1 212-632-6571 jessica.francisco@lazard.com	Investor Relations Alexandra Deignan +1 212-632-6886 alexandra.deignan@lazard.com